Exhibit 99.1

First Foundation Announces 2019 First Quarter Financial Results

•	Earnings per share of $0.25
•	Revenue growth of 14% compared to 2018 first quarter
•	Net income growth of 25% compared to 2018 first quarter
•	Loan production of $400 million
•	Tangible book value per share increase to $10.52 at March 31, 2019

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter ended March 31, 2019. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“I am very pleased with our results for the quarter and, in particular, our ability to deliver strong earnings through consistent, high quality growth,” said Scott F. Kavanaugh, CEO. “Our team works incredibly hard for our clients and our solid loan and AUM growth, among other key metrics, are a testament to our success in attracting new clients to our firm.”

Highlights

Financial Results:

•	2019 first quarter compared to 2018 first quarter:
o	Total revenues were $49.5 million, an increase of 14%
o	Net interest income was $41.0 million, an increase of 20%
o	Income before taxes was $16.0 million, an increase of 27%
o	Earnings were $11.3 million, an increase of 25%
o	Earnings per fully diluted share were $0.25, compared to $0.23 in 2018
•	2019 Financial ratios:
o	Return on average tangible equity of 9.7% for the quarter
o	Return on average assets of 0.76% for the quarter
o	Efficiency ratio of 66.7% for the quarter
o	Total tangible shareholders’ equity of $469 million, tangible book value of $10.52 per share, and tangible common equity to tangible assets of 7.95%, in each case, as of March 31, 2019

Other Activity:

•	Declared and paid cash dividend of $0.05 per share
•	Loan originations totaled $400 million for the first quarter
•	Deposits increased by $36 million for the first quarter
•	Net interest margin (“NIM”) for the first quarter of:
o	2.88%
o	Excluding impact of holding loans held for sale, the NIM would be 3.02%
•	Assets under management (“AUM”) for our Trust operations increased by $34 million in the first quarter
•	AUM at FFA increased by $156 million in the first quarter

Exhibit 99.1

“In spite of a challenging interest rate environment, our NIM, excluding our loans held for sale, remained over 3.00%,” said David DePillo, President of First Foundation Bank. “In addition, we continue to be successful in growing our commercial lending portfolio, resulting in additional benefits to our NIM.”

Details

•

Total loans, including loans held for sale, increased $148 million in the first quarter of 2019 as a result of $400 million of originations and a $5 million increase in the mark to market for loans held for sale which were partially offset by payoffs or scheduled payments of $256 million.

•

The $36 million growth in deposits during the first quarter of 2019 included increases in specialty deposits of $46 million and wholesale deposits of $58 million which were partially offset by a $68 million decrease in branch deposits.

•

The $156 million increase in AUM during the first quarter of 2019 was the net result of $49 million of new accounts, $327 million of portfolio gains and terminations and net withdrawals of $220 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are

Exhibit 99.1

subject is contained in Item 1A, entitled “Risk Factors” in our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 1, 2019, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2018 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$80,693	$67,312
Securities available-for-sale (“AFS”)	788,160	809,569
Loans held for sale	613,528	507,643

Loans, net of deferred fees	4,336,065	4,293,669
Allowance for loan and lease losses (“ALLL”)	(19,200)	(19,000)
Net loans	4,316,865	4,274,669

Investment in FHLB stock	22,734	20,307
Deferred taxes	12,832	13,251
Premises and equipment, net	9,259	9,145
Real estate owned (“REO”)	465	815
Goodwill and intangibles	98,852	99,482
Other assets	57,816	38,219
Total Assets	$6,001,204	$5,840,412

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,568,702	$4,532,968
Borrowings	800,000	708,000
Accounts payable and other liabilities	64,259	40,260
Total Liabilities	5,432,961	5,281,228

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,620,831 and 44,496,007 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	44	44
Additional paid-in-capital	432,621	431,832
Retained earnings	137,490	128,461
Accumulated other comprehensive income (loss), net of tax	(1,912)	(1,153)
Total Shareholders’ Equity	568,243	559,184

Total Liabilities and Shareholders’ Equity	$6,001,204	$5,840,412

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2019	2018

Interest income:
Loans	$53,835	$38,971
Securities	6,165	3,422
FHLB Stock, fed funds sold and deposits	544	926
Total interest income	60,544	43,319

Interest expense:
Deposits	15,448	5,872
Borrowings	4,049	3,179
Total interest expense	19,497	9,051

Net interest income	41,047	34,268

Provision for loan losses	540	1,688

Net interest income after provision for loan losses	40,507	32,580

Noninterest income:
Asset management, consulting and other fees	6,794	7,181
Gain on sale of loans	−	545
Other income	1,671	1,256
Total noninterest income	8,465	8,982

Noninterest expense:
Compensation and benefits	18,902	17,169
Occupancy and depreciation	4,868	4,171
Professional services and marketing costs	2,004	2,489
Customer service costs	3,389	2,771
Other expenses	3,782	2,388
Total noninterest expense	32,945	28,988

Income before taxes on income	16,027	12,574
Taxes on income	4,768	3,598
Net income	$11,259	$8,976

Net income per share:
Basic	$0.25	$0.23
Diluted	$0.25	$0.23
Shares used in computation:
Basic	44,540,865	38,577,271
Diluted	44,798,306	39,124,732

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended March 31,
	2019	2018
Selected Income Statement Data:
Net interest income	$41,047	$34,268
Provision for loan losses	540	1,688
Noninterest Income:
Asset management, consulting and other fees	6,794	7,181
Gain on sale of loans	−	545
Other	1,671	1,256
Noninterest expense	32,945	28,988
Income before taxes	16,027	12,574
Net income	11,259	8,976
Net income per share:
Basic	$0.25	$0.23
Diluted	0.25	0.23

Selected Performance Ratios:
Return on average assets - annualized	0.76%	0.76%
Return on average equity - annualized	8.0%	9.0%
Return on average tangible equity – annualized(1)	9.7%	9.8%
Net yield on interest-earning assets	2.88%	2.96%
Efficiency ratio (2)	66.7%	67.0%
Noninterest income as a % of total revenues	17.1%	20.8%

Other Information:
Loan originations	$399,861	$420,410
Charge-offs / average loans - annualized	0.03%	0.01%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	March 31, 2019	December 31, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$80,693	$67,312
Loans held for sale	613,528	507,643
Loans, net of deferred fees	4,336,065	4,293,669
ALLL	19,200	19,000
Total assets	6,001,204	5,840,412
Noninterest-bearing deposits	1,114,596	1,074,661
Interest-bearing deposits	3,454,106	3,458,307
Borrowings	800,000	708,000
Shareholders’ equity	568,243	559,184

Selected Capital Data:
Tangible common equity to tangible assets(3)	7.95%	8.01%
Tangible book value per share(3)	$10.52	$10.33
Shares outstanding at end of period	44,620,831	44,496,007

Other Information:
Assets under management (end of period)	$4,090,870	$3,934,700
Number of employees	483	482
Loan to deposit ratio	108.3%	105.9%
Nonperforming assets to total assets	0.27%	0.21%
Ratio of ALLL to loans(4)	0.51%	0.51%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes certain acquired loans for which GAAP requires estimated credit losses to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2019		2018
Banking:
Interest income		$60,544		$43,319
Interest expense		19,482		8,520
Net interest income		41,062		34,799
Provision for loan losses		540		1,688
Noninterest income		2,994		2,557
Noninterest expense		26,587		21,811
Income before taxes on income		$16,929		$13,857

Wealth Management:
Noninterest income		$5,731		$6,414
Noninterest expense		5,518		5,817
Income before taxes on income		$213		$597

Other and Eliminations:
Interest income	$	−	$	−
Interest expense		15		531
Net interest income		(15)		(531)
Noninterest income		(260)		11
Noninterest expense		840		1,360
Loss before taxes on income		$(1,115)		$(1,880)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019

Interest income:
Loans	$38,971	$43,535	$53,345	$50,360	$53,835
Securities	3,422	3,575	3,579	6,279	6,165
FHLB Stock, fed funds sold and deposits	926	1,388	1,123	803	544
Total interest income	43,319	48,498	58,047	57,442	60,544

Interest expense:
Deposits	5,872	8,084	11,442	13,378	15,448
Borrowings	3,179	4,163	2,879	2,699	4,049
Total interest expense	9,051	12,247	14,321	16,077	19,497

Net interest income	34,268	36,251	43,726	41,365	41,047

Provision for loan losses	1,688	2,450	9	73	540

Net interest income after provision for loan losses	32,580	33,801	43,717	41,292	40,507

Noninterest income:
Asset management, consulting and other fees	7,181	7,088	7,228	7,251	6,794
Gain on sale of loans	545	(1,490)	1,364	−	−
Other income	1,256	1,386	2,512	1,450	1,671
Total noninterest income	8,982	6,984	11,104	8,701	8,465

Noninterest expense:
Compensation and benefits	17,169	16,645	17,577	16,117	18,902
Occupancy and depreciation	4,171	4,763	5,590	5,255	4,868
Professional services and marketing costs	2,489	1,820	2,271	2,003	2,004
Customer service costs	2,771	3,824	4,854	3,628	3,389
Other expenses	2,388	6,930	3,675	3,135	3,782
Total noninterest expense	28,988	33,982	33,967	30,138	32,945

Income before taxes on income	12,574	6,803	20,854	19,855	16,027
Taxes on income	3,598	1,657	6,147	5,726	4,768
Net income	$8,976	$5,146	$14,707	$14,129	$11,259

Net income per share:
Basic	$0.23	$0.13	$0.33	$0.32	$0.25
Diluted	$0.23	$0.12	$0.33	$0.31	$0.25
Shares used in computation:
Basic	38,577,271	40,820,006	44,405,094	44,476,829	44,540,865
Diluted	39,124,732	41,332,192	44,852,107	44,871,146	44,798,306

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018		March 31, 2019
Banking:
Interest income		$43,319		$48,498		$58,047		$57,442		$60,544
Interest expense		8,520		11,743		13,786		15,886		19,482
Net interest income		34,799		36,755		44,261		41,556		41,062
Provision for loan losses		1,688		2,450		9		73		540
Noninterest income		2,557		950		5,079		2,736		2,994
Noninterest expense		21,811		27,555		27,530		23,882		26,587
Income before taxes on income		$13,857		$7,700		$21,801		$20,337		$16,929

Wealth Management:
Noninterest income		$6,414		$6,246		$6,260		$6,327		$5,731
Noninterest expense		5,817		5,327		5,189		5,337		5,518
Income before taxes on income		$597		$919		$1,071		$990		$213

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		531		504		535		191		15
Net interest income		(531)		(504)		(535)		(191)		(15)
Noninterest income		11		(212)		(235)		(362)		(260)
Noninterest expense		1,360		1,100		1,248		919		840
Loss before taxes on income		$(1,880)		$(1,816)		$(2,018)		$(1,472)		$(1,115)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended March 31,
	2019	2018

Average Balances:
Loans	$4,835,920	$3,942,402
Securities	802,503	519,259
Total interest-earnings assets	5,687,224	4,620,086
Deposits: interest-bearing	3,505,191	2,322,051
Deposits: noninterest-bearing	1,124,318	1,220,435
Borrowings	637,036	735,024

Average Yield / Rate
Loans	4.46%	3.96%
Securities	3.07%	2.64%
Total interest-earnings assets	4.27%	3.76%
Deposits (interest-bearing only)	1.79%	1.03%
Deposits (noninterest and interest-bearing)	1.35%	0.67%
Borrowings	2.58%	1.75%
Total interest-bearing liabilities	1.91%	1.20%

Net Interest Rate Spread	2.36%	2.56%

Net Yield on Interest-earning Assets	2.88%	2.96%

	For the Quarter Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019

Average Balances:
Loans	$3,942,402	$4,372,853	$4,929,164	$4,558,869	$4,835,920
Securities	519,259	522,263	516,057	818,056	802,503
Total interest-earnings assets	4,620,086	5,130,667	5,609,150	5,427,610	5,687,224
Deposits: interest-bearing	2,322,051	2,637,945	3,224,812	3,332,969	3,505,191
Deposits: noninterest-bearing	1,220,435	1,318,684	1,520,153	1,257,721	1,124,318
Borrowings	735,024	811,301	482,753	427,006	637,036

Average Yield / Rate:
Loans	3.96%	3.98%	4.32%	4.41%	4.46%
Securities	2.64%	2.74%	2.77%	3.07%	3.07%
Total interest-earnings assets	3.76%	3.78%	4.13%	4.23%	4.27%
Deposits (interest-bearing only)	1.03%	1.23%	1.41%	1.59%	1.79%
Deposits (noninterest and interest-bearing)	0.67%	0.82%	0.96%	1.16%	1.35%
Borrowings	1.75%	2.06%	2.37%	2.51%	2.58%
Total interest-bearing liabilities	1.20%	1.42%	1.53%	1.70%	1.91%

Net Interest Rate Spread	2.56%	2.36%	2.60%	2.53%	2.36%

Net Yield on Interest-earning Assets	2.96%	2.83%	3.12%	3.05%	2.88%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $98.9 million and $99.5 million of goodwill and intangible assets as of March 31, 2019 and December 31, 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $99.1 million and $33.5 million of average goodwill and intangible assets for the quarters ended March 31, 2019 and March 31, 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

The net yield on interest earnings assets (“NIM”) excluding loans held for sale (“LHFS”) removes the impact of holding our LHFS and any related borrowings from the NIM computation. We believe that this information provides a more useful measure of the NIM of the portfolio of loans we are holding on a long term basis, without the impact of our short term holding of our LHFS. The following table provides a reconciliation of our NIM as reported for GAAP to the NIM excluding LHFS for the quarter ending March 31, 2019:

	NIM as Reported	NIM for LHFS	NIM Excluding LHFS

Interest income / expense:
Loans	$53,835	$6,435	$47,400
Total interest-earnings assets	$60,544	$6,435	$54,109
Borrowings	$4,049	$3,823	$226
Total interest-bearing liabilities	$19,497	$3,823	$15,674
Net interest income	$41,047	$2,612	$38,435

Average Balances:
Loans	$4,835,920	$601,433	$4,234,487
Total interest-earnings assets	$5,687,224	$601,433	$5,085,791
Borrowings	$637,036	$601,433	$35,603
Total interest-bearing liabilities	$4,142,227	$601,433	$3,540,794

Average Yield / Rate:
Loans	4.46%	4.28%	4.49%
Total interest-earnings assets	4.27%	4.28%	4.27%
Borrowings	2.58%	2.58%	2.57%
Total interest-bearing liabilities	1.91%	2.58%	1.80%
Net Interest Rate Spread	2.36%	1.70%	2.47%
Net Yield on Interest-earning Assets (NIM)	2.88%	1.70%	3.02%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended March 31, 2019 as Compared to Quarter Ended March 31, 2018

Our net income and income before taxes in the first quarter of 2019 were $11.3 million and $16.0 million, respectively, as compared to $9.0 million and $12.6 million, respectively, in the first quarter of 2018. The $3.5 million increase in income before taxes was the result of a $3.1 million increase in income before taxes for Banking, a $0.4 million decrease for Wealth Management, a $0.5 million decrease in corporate interest expenses and a $0.3 million net decrease in other corporate income and expenses.

Our effective tax rate for the first quarter of 2019 was 29.7% as compared to 28.6% for the first quarter of 2018 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased 18% from $34.8 million in the first quarter of 2018, to $41.1 million in the first quarter of 2019 due to a 23% increase in interest-earning assets which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.56% in the first quarter of 2018 to 2.36% in the first quarter of 2019 was due to an increase in the cost of interest-bearing liabilities from 1.20% in the first quarter of 2018 to 1.91% in the first quarter of 2019 which was partially offset by an increase in yield on total interest-earning assets from 3.76% in the first quarter of 2018 to 4.27% in the first quarter of 2019. The decrease in our net interest rate spread was offset by a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. As a result, our net yield on interest earning assets only decreased eight basis points from 2.96% in the first quarter of 2018 and to 2.88% in the first quarter of 2019. The yield on interest-earning assets increased as new loans and securities added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. In addition, the realization of credit and yield discounts on the payoff of acquired loans was $1.7 million in the first quarter of 2019 as compared to $0.1 million in the first quarter of 2018. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.55% in the first quarter of 2018 to 2.57% in the first quarter of 2019. The average balance outstanding under the holding company line of credit decreased from $41.7 million in the first quarter of 2018 to $1.1 million in the first quarter of 2019, resulting in a $0.5 million decrease in corporate interest expense.

The provision for loan losses in the first quarter of 2019 was $0.5 million as compared to $1.7 million in the first quarter of 2018 as the growth in loans subject to ALLL in the first quarter of 2018 was 65% higher than the growth in such loans the first quarter of 2019.

Noninterest income in Banking in the first quarter of 2019 was $0.4 million higher than the first quarter of 2018 as higher trust fees and loan fees, including prepayment and servicing fees, more than offset the decrease in gain on loans held for sale. During the first quarter of 2018 we realized $0.5 million in gains on the sale of $52 million of multifamily loans with no sales of loans in the first quarter of 2019. Noninterest income for Wealth Management decreased by $0.7 million in the first quarter of 2019 when compared to the corresponding period in 2018 due primarily to lower levels of AUM.

Noninterest expense in Banking increased from $21.8 million in the first quarter of 2018 to $26.6 million in the first quarter of 2019, due to increases in staffing and other costs associated with the Bank’s expansion, including the acquisition of Premier Business Bank (“PBB”) in June 2018, the growth of its balances of loans and deposits and general increases in costs. Compensation and benefits for Banking increased $1.8 million or 14% during the first quarter of 2019 as compared to the first quarter of 2018 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 425.0 in the first quarter of 2019 from 338.4 in the first quarter of 2018 as a result of the increased staffing related to the PBB acquisition and additional personnel added to support the growth in loans and deposits. A $0.7 million increase in occupancy and depreciation for Banking in the first quarter of 2019 as compared to the first quarter of 2018 was due to costs related to the PBB acquisition and increases in our data processing costs due to increased volumes. Customer service costs for Banking increased from $2.8 million in the first quarter of 2018 to $3.4 million in the first quarter of 2019 due to increases in the earnings credit rates paid on the balances which was partially offset by a decrease in balances. Other expenses increased by $1.7 million in the first quarter of 2019 when compared to the corresponding period in 2018 due to higher costs related to the acquisition of PBB, including the amortization of core deposit intangibles, and higher FDIC insurance costs related the higher deposit balances. The $0.3 million decrease in noninterest expense for Wealth Management was due to decreases in legal related costs related to 2018 litigation matters. The $0.5 million decrease in corporate expenses was due to decreases in legal costs related to a 2018 litigation matter.

Quarter Ended March 31, 2019 as Compared to Quarter Ended December 31, 2018

Our net income and income before taxes in the first quarter of 2019 were $11.3 million and $16.0 million, respectively, as compared to $14.1 million and $19.9 million, respectively, in the fourth quarter of 2018. Income before taxes for Banking decreased by $3.3 million and income before taxes for Wealth Management decreased by $0.8 million while corporate interest expenses decreased by $0.2 million.

Our effective tax rate for the first quarter of 2019 was 29.7% as compared to 28.8% for the fourth quarter of 2018 and as compared to our statutory tax rate decreased of 29.0%.

Net interest income for Banking decreased 1% from $41.6 million in the fourth quarter of 2018 to $41.1 million in the first quarter of 2019 as the decrease in our net interest rate spread was partially offset by a 5% increase in interest earning assets. The decrease in the net interest rate spread from 2.53% in the fourth quarter of 2018 to 2.36% in the first quarter of 2019 was due to an increase in the cost of interest-bearing liabilities, which increased from 1.70% in the fourth quarter of 2018 to 1.91% in the first quarter of 2019, which was partially offset by an increase in yield on total interest-earning assets, which increased from 4.23% in the fourth quarter of 2018 to 4.27% in the first quarter of 2019. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 2.40% in the fourth quarter of 2018 to 2.57% in the first quarter of 2019. The average balance outstanding under the holding company line of credit decreased from $13.2 million in the fourth quarter of 2018 to $1.1 million in the first quarter of 2019, resulting in a $0.2 million decrease in corporate interest expenses.

The provision for loan losses in the first quarter of 2019 was $0.5 million as compared to $0.1 million in the fourth quarter of 2018 as the amounts of loans subject to ALLL decreased in the fourth quarter of 2018 due to the reclassification of $500 million of loans to loans held for sale in the fourth quarter of 2018.

Noninterest income in Banking increased from $2.7 million in the fourth quarter of 2018 to $3.0 million in the first quarter of 2019 due to higher trust fees and a $0.1 million gain on sale of REO. Noninterest income for Wealth Management decreased by $0.6 million in the first quarter of 2019 when compared to the fourth quarter of 2018 due primarily to lower levels of AUM.

Noninterest expense in Banking increased from $23.9 million in the fourth quarter of 2018 to $26.6 million in the first quarter of 2019. Compensation and benefit costs for Banking increased $2.6 million due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans. A $0.6 million increase in other expenses was offset by decreases in occupancy and depreciation costs and customer service costs. The lower occupancy and depreciation costs were due to lower processing costs resulting from a one-time credit received from our core service provider and reduced levels of equipment upgrades. The decrease in customer service costs was due to lower average balances which were partially offset by higher rates paid. The increase in other expenses was due to lower other expenses in the fourth quarter of 2018 resulting from the recognition of lower than expected costs related to the PBB acquisition. The $0.2 million increase in noninterest expense for Wealth Management was primarily due to increases in compensation and benefits costs related to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans.

Changes in Financial Position

During the first quarter of 2019, total assets increased by $161 million primarily due to increases in loans, including loans held for sale. Loans and loans held for sale increased $148 million in the first quarter of 2019 as a result of $400 million of originations and a $5 million increase in the mark to market for loans held for sale which were partially offset by payoffs or scheduled payments of $256 million. The $36 million growth in deposits during the first quarter of 2019 included increases in specialty deposits of $46 million and wholesale deposits of $58 million which were partially offset by a $68 million decrease in branch deposits. Borrowings increased by $92 million due primarily to the additional borrowings utilized to support our loan growth. At March 31, 2019 and December 31, 2018, the outstanding balance on the holding company line of credit was $5 million.

We entered into two swap agreements in the fourth quarter of 2018 to reduce the interest rate risk of our portfolio of loans held for sale, which we expect to sell in the third quarter of 2019. We elected to utilize hedge accounting for these swaps. As a result, as of March 31, 2019, we have recorded a liability related to the swaps of $10.2 million and an offsetting mark to market increase of $10.1 million in our loans held for sale. The swaps were structured such that there will be no fixed versus floating payment between the origination date of the swaps and the expected sale date in the third quarter of 2019.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.27% at March 31, 2019. We recorded $0.3 million of net loan chargeoffs in the first quarter of 2019 as compared to $0.1 million of net chargeoffs in first quarter of 2018. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.51% at March 31, 2019 and December 31, 2018.